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                                                                   EXHIBIT 5.01



                                December 18, 2000

Broadbase Software, Inc.
181 Constitution Drive
Menlo Park, California 94025

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed by Broadbase Software, Inc., a Delaware corporation (the "COMPANY"), with the Securities and Exchange Commission (the "COMMISSION") on or about December 18, 2000, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,406,823 shares of the Company's common stock (the "SHARES"), of which:

        (a) 2,541,317 shares are subject to issuance upon the exercise of stock options originally granted by Servicesoft, Inc., a Delaware corporation ("SERVICESOFT") under the Servicesoft Technologies, Inc. Amended and Restated 1994 Stock Option Plan (the "SERVICESOFT 1994 OPTION PLAN");

        (b) 3,149,885 shares are subject to issuance upon the exercise of stock options originally granted by Servicesoft under the Servicesoft Technologies, Inc. 1999 Stock Option and Grant Plan, as amended from time to time (the "SERVICESOFT 1999 OPTION PLAN");

        (c) 622,694 shares are subject to issuance upon the exercise of stock options originally granted by Servicesoft pursuant to additional stock option agreements (the "Additional Options"); and

        (d) 92,927 shares are reserved for issuance pursuant to purchase rights granted or to be granted under the Servicesoft, Inc. 2000 Employee Stock Purchase Plan (the "SERVICESOFT PURCHASE PLAN").

The stock options referred to in clauses (a), (b) and (c) above and the Servicesoft Purchase Plan were assumed by the Company pursuant to the Agreement and Plan of Merger dated September 18, 2000, among the Company, Servicesoft and Soldier Acquisition Corp. (the "MERGER AGREEMENT").

        In rendering this opinion, as to questions of fact, we have examined the following:

        (1) the Company's First Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on December 18, 2000;

        (2)     the Company's Bylaws, as adopted by the Company on July 2, 1999;

        (3) the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

        (4) the prospectus prepared in connection with the Registration Statement (the "PROSPECTUS");

        (5) the minutes of the meeting of the Company's Board of Directors held on September 18, 2000, approving the filing of the Registration Statement and the issuance of the Shares in connection therewith;

        (6) a certificate from the Company's transfer agent of even date herewith verifying the number of the Company's issued and outstanding shares of capital stock as of the date hereof, and a summary report of currently outstanding options and warrants to purchase the Company's capital stock and stock reserved for issuance upon the exercise of options or warrants to be granted in the future;

        (7)     the Merger Agreement;



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        (8)     the Servicesoft 1994 Option Plan, Servicesoft 1999 Option Plan
                and Servicesoft Purchase Plan, together with the related forms of stock option agreements;

        (9) the forms of stock option agreement entered into by Servicesoft in connection with the grants of the Additional Options; and

        (10) a Management Certificate executed by the Company, addressed to us and dated of even date herewith, containing certain factual and other representations.

        In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Shares, when issued, will be properly signed by authorized officers of the Company or their agents.

        As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

        We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, the state of California and, with respect to the validity of corporate action and the requirements for the issuance of stock, the State of Delaware.

        Based upon the foregoing, it is our opinion that the 6,406,823 Shares that may be issued and sold by the Company upon the exercise of (a) stock options granted under the Servicesoft 1994 Option Plan, (b) stock options granted under the Servicesoft 1999 Option Plan, (c) the Additional Options and
(d) purchase rights granted or to be granted under the Servicesoft Purchase Plan, when issued, sold and delivered in accordance with the applicable plan and stock option or purchase agreements entered into or to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.



                                           Very truly yours,

                                           FENWICK & WEST LLP



                                           By: /s/ GORDON K. DAVIDSON
                                               --------------------------------
                                               Gordon K. Davidson, a partner